Exhibit 19.1

AUDIOEYE, INC.
AMENDED AND RESTATED INSIDER TRADING POLICY

(as of March 10, 2025)

I. TRADING IN COMPANY SECURITIES WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION IS PROHIBITED

Trading in securities by any person who possesses material nonpublic information is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of AudioEye, Inc., and its subsidiaries (the “Company”) that any person subject to this Amended and Restated Insider Trading Policy (the “Policy” or the “Insider Trading Policy”) who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until such person knows that the information has been disseminated to the public.

This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including purchases, sales and other transactions.

Every Insider (as defined below) has the individual responsibility to comply with this Policy and all applicable insider trading laws. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if they planned to make the transaction before learning of the material nonpublic information and even though the Insider believes that they may suffer an economic loss or forego anticipated profit by waiting.

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II. ALL EMPLOYEES, OFFICERS, DIRECTORS AND THEIR FAMILY MEMBERS AND AFFILIATES ARE SUBJECT TO THIS POLICY AND PROHIBITED FROM ENGAGING IN THE PROHIBITED ACTIVITIES

This Policy applies to all directors, officers and employees of the Company and entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting or investment control, as well as their respective family members and others in their households (collectively referred to as “Insiders”), and any other individuals (including agents such as consultants or independent contractors) who the Compliance Officer (as defined below) may designate as Insiders.

For the purposes of this Policy, officers, outside directors and agents are included within the term “employee.” For the avoidance of doubt, if you are an employee, you are an Insider. This Policy also applies to any person who receives material nonpublic information from any Insider. Employees, officers and directors are responsible for ensuring compliance with this Policy, including restrictions on trading, by Family Members and by entities over which they exercise voting or investment control. “Family Members” include family members of a person, including a spouse, who reside with such person, anyone else who lives in such person’s household and any family members who do not live in such person’s household but whose transactions in the Company’s securities are directed by such person or are subject to such person’s influence or control (e.g., parents or children who consult with such person before they trade in Company securities). Employees, officers and directors should provide each of these persons or entities with a copy of this Policy.

As an Insider, you are prohibited from engaging in the following prohibited activities:

•

Trading in Company Securities. Except as otherwise exempted in Section VI of this Policy, and subject to the exceptions in Section VIII of this Policy, no Insider may, directly or indirectly, buy, sell, trade or otherwise engage in any transactions (including gifts) involving any securities of the Company during any period that the Insider is aware of material nonpublic information concerning the Company.

•	Personal Advantage. No Insider may engage in any other action to take personal advantage of material nonpublic information.
•	Tipping and Trading Advice. No Insider may disclose material nonpublic information concerning the Company (or another company, such as a customer or supplier) to any

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other person (including Family Members) who does not need that information for a legitimate business purpose, and no Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company. This practice is commonly known as “tipping”. Tipping also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not actually trade and/or did not benefit from another’s trading.

•

Trading in Other Companies’ Securities. No Insider may, directly or indirectly, buy, sell, trade or otherwise engage in any transactions in securities of any company with respect to which the Insider obtained material nonpublic information in the course of their service to the Company, such as customers, suppliers, strategic partners, competitors or companies with which a major transaction such as a merger, acquisition or divestiture may be or is being negotiated. No Insider who knows of any such material nonpublic information may communicate that information to any other person (including Family Members).

•

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) expressly prohibits executive officers and directors from engaging in short sales.

•

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Insider is trading based on inside information. Transactions in options also may focus the Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

•

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other

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stockholders. Therefore, Insiders and their designees are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common stock. The foregoing restriction applies to all shares of the Company’s common stock owned directly or indirectly by Insiders and their designees, including shares granted to the individual by the Company as part of their compensation and all other shares held, directly or indirectly, by the individual. Nothing in this hedging transaction restriction shall preclude Insiders and their designees from engaging in general portfolio diversification or investing in broad-based index funds.

•

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, except as provided in Section VIII of this Policy.

From time to time, the Company may engage in transactions in its own securities, including repurchasing its shares in the open market. It is the Company’s policy that any transactions by the Company will comply with applicable laws with respect to insider trading.

III. DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.

There is no bright line test for determining whether particular information is material. Such a determination depends on the facts and circumstances unique to each situation and cannot be made solely based on the potential financial impact of the information.

B.

“Material”. In general, information should be considered “material” if a reasonable investor would consider the information important when deciding whether to buy or sell the applicable company’s securities, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about that

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company. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of a company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

•	Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity.
•	Company projections and strategic plans.
•	Potential mergers or acquisitions, the sale of assets or subsidiaries or major partnering agreements.
•	New major contracts, orders, suppliers, customers or finance sources or the loss thereof.
•	Major discoveries or significant changes or developments in products or product lines, research or technologies.
•	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
•	Significant pricing changes.
•	Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.
•	Significant changes in senior management or membership of the Board of Directors.
•	Significant labor disputes or negotiations.
•	Actual or threatened major litigation, or the resolution of such litigation.
•	Significant disruption to information technology systems or unauthorized access to significant information.
•	A change in the company’s auditor.
C.

“Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the Securities and Exchange Commission (“SEC”) or via a press release by distribution through a widely circulated news or wire service. For the purpose of this Policy, information will be considered public after the

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beginning of trading on the third full trading day following the Company’s widespread public release of the information.

D.	Any Insiders who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.
E.	Employees are prohibited from participating in chat room discussions, other internet forums or social media platforms regarding the Company’s securities or business.

IV. TRADING WINDOW

Restricted Insiders (defined as Section 16 Insiders, Key Employees (each as defined below) and any set or subset of Insiders that the Compliance Officer may determine) are prohibited from trading in Company securities at all times except during the Company’s trading windows as provided in this Section IV or pursuant to a Rule 10b5-1 trading plan approved by the Compliance Officer. Even during a trading window, a Restricted Insider must comply with Section V in this Policy requiring mandatory pre-clearance of trades by Restricted Insiders. Unless otherwise notified to you by the Compliance Officer, the trading window will commence at the beginning of the third market trading day following the public release of quarterly or annual financial results and end at the close of trading on the trading day preceding the last ten business days of the last month of a fiscal quarter.

In addition to the times when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending acquisition, that may be known by certain Insiders. You will be notified if such a special blackout period applies to you, and you should not disclose to others the fact that you have been so notified or that restrictions on trading have been imposed.

Following termination of employment or other service, Insiders will be subject to the applicable provisions of this Policy until they no longer possess material nonpublic information. Accordingly, certain provisions of this Policy, including any trading windows in effect at the time of termination, may continue to apply after ceasing to be an Insider, based on the circumstances at the time of termination.

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Even when the window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer will advise affected Insiders by email when the trading window opens and closes.

Trading in Company securities during a trading window should not be considered a “safe harbor,” and all Insiders and other persons should use good judgment at all times to make sure that their trades are not effected while they are in possession of material nonpublic information concerning the Company.

Of course, the results of transactions effected by a Section 16 Insider (as defined herein) under a trading plan must be reported immediately to the Company since they will be reportable on Form 4 within two business days following the execution of the trade.

V. MANDATORY PRE-CLEARANCE OF TRADES

As part of this Policy, all transactions in securities of the Company by Restricted Insiders (whether with third parties or with other Insiders and whether or not such purchases and sales are private), other than transactions pursuant to a Rule 10b5-1 trading plan, must be pre-cleared by the Compliance Officer. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Requests for pre-clearance must be submitted in writing to the Compliance Officer via email (preclearance@audioeye.com) at least two business days in advance of each proposed transaction. If the Restricted Insider does not receive a response from the Compliance Officer within 24 hours, the Restricted Insider will be responsible for following up to ensure that the message was received.

A request for pre-clearance should provide the following information:

•	The nature of the proposed transaction and the expected date of the transaction.
•	Number of shares involved.
•	If the transaction involves a stock option or warrant exercise, the specific option or warrant to be exercised.
•	Contact information for the broker who will execute the transaction (if applicable).

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•	Attestation that the requesting parties are not in possession of material nonpublic information.

Restricted Insiders shall be responsible for submitting pre-clearance requests on behalf of Family Members, their affiliates and entities over which they exercise voting or investment control. Once the proposed transaction is pre-cleared, the Restricted Insider may proceed with it on the approved terms, provided that they comply with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. If the trade has not been completed within five business days following the date of pre-clearance, then the pre-clearance will expire at 5:00 p.m., Arizona Time, on such fifth business day, and the Restricted Insider shall be required to submit a new request for pre-clearance. Notwithstanding the foregoing, any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Financial Officer or, in the event of their unavailability, the Chief Executive Officer.

VI. HARDSHIP EXEMPTIONS

The Compliance Officer may, on a case-by-case basis, authorize a transaction in the Company’s securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing via email to preclearance@audioeye.com and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. The request may be made as part of a pre-clearance request, so long as it is in writing. The Restricted Insider requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that they are not in possession of material nonpublic information concerning the Company.

The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by a Restricted Insider.

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VII. ONLY DESIGNATED COMPANY SPOKESPERSONS ARE AUTHORIZED TO DISCLOSE MATERIAL NONPUBLIC INFORMATION

The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer or the Chief Executive Officer.

VIII. EXCEPTIONS

The trading prohibitions and restrictions set forth in this Policy do not apply to:

A.	Employee Benefit Plans.

Equity Incentive Plans. Exercise of stock options or other equity awards for cash and to the “net exercise” of Company Stock Options in which shares of stock otherwise issuable upon exercise (or upon settlement in the case of Restricted Stock Units) are withheld in payment of the exercise price and/or tax withholding obligations upon exercise or settlement, as applicable. This Policy does, however, apply to all sales of securities acquired through the exercise of stock options or other equity awards, including to the “same-day sale,” cashless exercise of Company stock options or sales to cover tax withholding obligations.

Employee Stock Purchase Plans. Periodic contributions by the Company or employees to employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) which are used to purchase Company securities pursuant to the employee’s advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or the purchase of Company securities in such plans while in the possession of material nonpublic information. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.

B.	10b5-1 Plans.

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Transactions under a Pre-Approved Rule 10b5-1 Trading Plan. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions under trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract in good faith, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information, and comply with the applicable cooling-off period provided for in Rule 10b5-1.

Insiders who have a high level of access to material nonpublic information in the usual course of their job duties may be eligible to enter into a trading plan with the approval of the Compliance Officer. Transactions under a written trading plan will not be subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy if the trading plan is pre-approved by the Compliance Officer and complies with the Company’s “Special Guidelines for Rule 10b5-1 Plans,” which are included in Appendix I attached hereto.

Final, executed trading plans approved by the Compliance Officer must be delivered to the Company. The Company may publicly disclose information regarding trading plans that you enter into, modify and/or terminate.

C.	Other Limited Exceptions.

The trading prohibitions and restrictions set forth in this Policy also do not apply to:

Stock Splits, Stock Dividends and Similar Transactions. Change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

Inheritance. Transfers by will or the laws of descent and distribution.

Certain Limited Pledges. Insiders are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, except that Insiders may pledge Company securities as collateral for a loan (but not for margin debt) if: (i) the Insider submits a

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request for approval to the Compliance Officer prior to the execution of documents evidencing the proposed pledge, and the Compliance Officer pre-approves such proposed pledge in the Compliance Officer’s sole discretion; (ii) the Insider demonstrates to the Compliance Officer’s satisfaction that they have the financial capacity to repay the loan without resort to the pledged securities; and (iii) the pledge (along with any then-existing pledges by the Insider) represents no more than 25% of the Insider’s beneficial ownership of the Company’s securities.

Change in Form of Ownership. Transactions that involve merely a change in the form in which you own securities. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

Gifts. A bona fide gift of Company stock so long as either (i) the recipient of the gift is subject to the same trading restrictions under this Policy as are applicable to you, or (ii) you otherwise have no reason to believe that the recipient intends to sell the securities immediately or during a period when you would not be permitted to trade pursuant to the terms of this Policy.

Other Exceptions. Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or the Audit Committee of the Board of Directors or its designated chairman.

IX. THE COMPANY MAY SUSPEND ALL TRADING ACTIVITIES BY INSIDERS

In order to avoid any questions and to protect both Insiders and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all Insiders may not enter into any transactions in the Company’s securities. The Compliance Officer will impose such a blackout period if, in their judgment, there exists nonpublic information that would make trades by Insiders (or certain Insiders) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.

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X. EXECUTIVE OFFICERS, DIRECTORS AND CERTAIN NAMED KEY EMPLOYEES ARE SUBJECT TO ADDITIONAL RESTRICTIONS

a.

Section 16 Insiders. The Company has designated those persons listed on Exhibit A attached hereto as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the SEC. Each person listed on Exhibit A is referred to herein as a “Section 16 Insider.” The Compliance Officer may amend Exhibit A from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders. The Section 16 Insiders also include their respective Family Members, their affiliates and entities over which they exercise voting or investment control.

b.

Key Employees. The Company has designated those persons listed on Exhibit B attached hereto as employees who have frequent access to material nonpublic information concerning the Company (“Key Employees”). The Compliance Officer may amend Exhibit B from time to time as necessary to reflect the addition and departure of Key Employees. The Key Employees also include their respective Family Members, their affiliates and entities over which they exercise voting or investment control.

c.

Additional Restrictions. Because Section 16 Insiders and Key Employees are more likely than other Insiders to possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Key Employees are subject to the additional restrictions set forth in Appendix I hereto.

XI. INSIDER TRADING COMPLIANCE OFFICER

The Company has designated an Insider Trading Compliance Officer on Exhibit C (the “Compliance Officer”). The Compliance Officer may amend Exhibit C from time to time as necessary to reflect the addition and departure of one or more Compliance Officers. Any such designation shall not require amendment of this Policy; provided, however, that any new designation of the Compliance Officer shall be recorded on Exhibit C.

The duties of the Compliance Officer will include the following:

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•	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
•	Responding to all inquiries relating to this Policy and its procedures.
•	Reviewing and either approving or denying all proposed trades by Section 16 Insiders and Key Employees in accordance with the provisions herein.
•	Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
•

Providing copies of this Policy and other appropriate materials to all current and new Insiders, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.

•

Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; and assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

•	Selecting designated brokers through which Insiders are authorized to trade Company securities.
•	Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations.
•

Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

•

Maintaining the accuracy of the list of Section 16 Insiders as set forth on Exhibit A and the list of Key Employees as set forth on Exhibit B and updating such lists periodically as necessary to reflect additions or deletions.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In fulfilling their duties under this Policy, the Compliance Officer shall be authorized to consult with the Company’s outside counsel.

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XII. VIOLATIONS OF INSIDER TRADING LAWS OR THIS POLICY CAN RESULT IN SEVERE CONSEQUENCES

A.

Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B.

Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.

C.

Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

XIII.ALL EMPLOYEES MUST ACKNOWLEDGE THEIR AGREEMENT TO COMPLY WITH THIS POLICY

The Policy will be made available on the Company’s website and delivered to all employees upon its adoption or amendment by the Company, and to all new other employees at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each employee must sign an acknowledgment that they have received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of

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this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy. Each director, officer and employee may be asked to execute an annual certification indicating their continued agreement to comply with this Policy.

XIV. REVISIONS AND AMENDMENTS

The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.

XV. AUDIT COMMITTEE

The Audit Committee will be responsible for monitoring and recommending any modification to the Insider Trading Policy, if necessary or advisable, to the Board of Directors.

***

Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing.

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The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

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APPENDIX I
Special Restrictions on Transactions in Company Securities by Restricted Insiders

I. OVERVIEW

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by Restricted Insiders.

II. REPORTING OF TRANSACTIONS

To facilitate timely reporting under Section 16 of the Exchange Act of Section 16 Insider transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Section 16 Insider’s household) to immediately report directly to the Company and to the Section 16 Insider the details of any transactions they have in the Company’s stock.

Transaction details to be reported include:

•	Type of transaction (sale, purchase, gift).
•	Transaction date (trade date).
•	Number of shares involved.
•	Price(s) per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).
•	If the transaction was a stock option or warrant exercise, the specific option or warrant exercised.
•	Contact information for the broker who executed the transaction.

The transaction details must be reported to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing their Form 4.

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III. PERSONS SUBJECT TO SECTION 16

Most purchases and sales of Company securities by its directors, executive officers and greater-than-10% stockholders are subject to Section 16 of the Exchange Act. The Compliance Officer will review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board of Directors. An executive officer is generally defined as the president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function.

IV. FORM 4 REPORTING

Under Section 16, most trades, including gifts or charitable donations of Company securities, by Section 16 Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Section 16 Insider is advised of the terms of the transaction.

V. SPECIAL GUIDELINES FOR 10B5-1 TRADING PLANS

Notwithstanding the foregoing, a Restricted Insider will not be deemed to have violated the Insider Trading Policy if they effect a transaction that meets all of the enumerated criteria below.

A.

The transaction must be made pursuant to a documented plan (the “Plan”) entered into in good faith and not as a part of a plan or scheme to evade the prohibitions in Rule 10b5-1 (the “Rule”) that complies with all provisions of the Rule, including, without limitation:

1.	Each Plan must:
i.	specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or
ii.	include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the

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price at which and the date on which the securities were to be purchased or sold.

2.

Each Plan must prohibit the Restricted Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.

3.	Each Plan must provide for a cooling-off period for at least the minimum period required under Rule 10b5-1.
B.

Each Plan must be approved prior to the effective time of any transactions under such Plan by the Company’s Compliance Officer. The Company reserves the right to withhold approval of any Plan that the Compliance Officer determines, in their sole discretion,

i.	fails to comply with the Rule,
ii.	exposes the Company or the Restricted Insider to liability under any other applicable state or federal rule, regulation or law,
iii.	creates any appearance of impropriety,
iv.	fails the meet the guidelines established by the Company, or
v.	otherwise fails to satisfy review by the Compliance Officer for any reason, such failure to be determined in the sole discretion of the Compliance Officer.
C.

Any modifications to the Plan or deviations from the Plan without prior approval of the Compliance Officer will result in a failure to comply with the Insider Trading Policy. Any such modifications or deviations are subject to the approval of the Compliance Officer in accordance with Section A above.

D.	Each Plan must be established at a time when the trading window is open and the individual does not possess material nonpublic information concerning the Company.
E.

Each Plan must provide appropriate mechanisms to ensure that the Restricted Insider complies with all rules and regulations, including Rule 144 and Section 16(b), applicable to securities transactions under the Plan by the Restricted Insider.

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F.

Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

G.

None of the Company, the Compliance Officer nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of the Restricted Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Restricted Insider or any other party if such Plan fails to comply with the Rule.

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